                                                                   EXHIBIT 10.33

25 January 1999

N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland
N.V. KRATON
Utrechtseweg 68 Arnhem
The Netherlands
Fax no: +31 26 377 2071

Re:  Share Purchase Agreement made 19 January, 1999 as amended (the "Agreement")

Gentlemen,

UPC wishes to express its appreciation to you that in view of interpretation differences, relating to the Loan Agreement for a US$125,000,000 Extendable Senior Secured Bridge Loan Facility dated 5th December, 1997, as amended and supplemented (the "Bridge Loan"), you have agreed to hereby make the following amendments to the Agreement:

1.   In clause 1.1, the following definitions are added:

     "UPCNV' shall mean United Pan-Europe Communications N.V."

     "designated Affiliated Entity' shall mean UPC Intermediates B.V., unless and until UPCNV designates another Affiliated Entity pursuant to Section 12.4."

2. The definition of UPC Shares is amended as follows: "UPC Shares" means all of the shares held by Belmarken in the capital of UTH as at the date of this Agreement."

3.   Notwithstanding anything to the contrary contained in the last sentence of
     Section 12.4, references to UPC in the definition of "Remaining Payment in Cash", and in clauses 2.4, 4.1(iii), 4.3, 4.4, 4.5, 5.3, and clauses 5.4,
     10.6 and 12.5 of the Agreement, shall refer only to the designated Affiliated Entity unless and until a waiver is obtained under the Bridge Loan (or no longer required because the Bridge Loan has been paid off), in which case it shall refer only to the designated Affiliated Entity and Belmarken, jointly and severally.

4. In Schedule A to the Agreement, the figure "10%" is replaced with "20%" in both places in the row concerning IPO Revenues > NLG 1,400 million.

5. It is confirmed and agreed that in Schedule B, under the heading "Number of Shares", "70% (seventy percent)" is replaced by "75% (seventy-five percent)".

6.   Clauses 6.2 is amended by adding to the end thereof the following:

     "Notwithstanding anything to the contrary in this Agreement, NUON shall have no recourse directly or indirectly against UPCNV for the satisfaction of the Replacement Payment, the Remaining Payment in Cash, the First Fallback Payment or the Second Fallback Payment; however, NUON shall have full recourse to the designated Affiliated Entity."

7. A new Clause 5.6 is added as follows: "In the event following the completion of the Third Party Sale or the execution by NUON of its first right of pledge on the NUON Shares or the

     UPC Shares, as the case may be, NUON has not received payment in full under this Agreement, then UPCNV herewith irrevocably agrees that, immediately upon the request of NUON it will transfer to NUON 10% of its then outstanding ordinary shares against payment of nominal value of such shares in accordance with an arrangement to be completed within twenty (20) Business Days from the date of this amendment."

8. The definition of "Completion Date" in Clause 1.1 of the Agreement is amended in its entirety to read as follows: "Completion Date" means (A) in relation to an IPO, the later of (i) the settlement date for the sale of ordinary shares in connection with the Listing and (ii) the settlement date for the sale of the American Depositary Shares in connection with the US Securities and Exchange Commission's declaration of effectiveness of UPCNV's registration statement therefor, and the day on which the Completion Conditions shall have been satisfied or waived or (b) otherwise, the day on which the Completion Conditions shall have been satisfied or waived, or (c) such other date as UPC and NUON may agree;"

9. The parties agree that the Initial Payment in Cash is to be made on the later of (i) the settlement date for the sale of ordinary shares in connection with the Listing and (ii) the settlement date for the sale of the American Depositary Shares in connection with the US Securities and Exchange Commission's declaration of effectiveness of UPCNV's registration statement therefor.

10.  Clause 7.1 is amended to add a new sub-clause (E) to read as follows:
     Belmarken having been designated as the Affiliated Entity in accordance with clause 12.4. Belmarken will not amend or agree to amend the provision in the Bridge Loan requiring payment on June 5, 1999; following repayment of the Bridge Loan, Belmarken shall become the designated Affiliated Entity.

11.  Clause 13.1 is restated in its entirety to read as follows:

     "UPC, Belmarken and the designated Affiliated Entity shall each be severally liable for their respective obligations under this Agreement, except where otherwise specifically provided herein that they shall be jointly liable."

12. In addition, following the effective date of the supplemental agreement concerning UPCNV's NLG 1,100 million Senior Revolving Credit Facility ("Senior Facility") being entered into in connection with UPCNV's IPO, UPCNV will ensure that NUON's claims against Belmarken under the Agreement shall at all times rank at least pari passu with the claims of any present or future creditor of Belmarken, other than (i) claims now existing or arising from any existing obligations under the Bridge Loan, (ii) claims which are mandatorily preferred by law and not by contract and (iii) the claims of the Senior Facility lenders in respect of Belmarken's interests in MediaReseaux S.A.

13. Further to its letter dated January 21, 1999 to UTH, NUON confirms that there are no further conditions to the extension of its loan to N.V. Telekabel Beheer, except that a first right of pledge over the shares of all of the subsidiaries of N.V. Telekabel Beheer will have to be vested in its favour within 7 days from the date of this letter agreement. UTH agrees to cause such pledge to be vested and UPC and Belmarken herewith consent to the vesting of such first right of pledge. As a consequence the above loan is now due and payable by March 15, 1999, which payment date will be extended by a period of one time fourteen days, if payment in full of the loan to NUON within that extended period, in the opinion of NUON is very probable.

For the avoidance of doubt, the parties acknowledge that any payments to be made under the Agreement may be paid by the party responsible therefor at any time on or before the due date thereof without penalty or premium.

References in the Agreement to "this Agreement" or words of similar import shall refer to the Agreement, as amended hereby. The provisions of Clauses 18, 19, 20, 22, and 23 shall apply to this letter agreement as if set out in full.

If you concur with the above, please return one copy of this document to us duly executed by you as evidence of your agreement.

Yours sincerely,




/s/ J. Timothy Bryan      /s/ A.H.E van Voskuijlen
--------------------------------------------------
UNITED PAN-EUROPE
COMMUNICATIONS N.V.
BELMARKEN HOLDING B.V.
UPC INTERMEDIATES B.V.


                                              Agreed and accepted:




                                              /s/ [illegible signature]
                                              -----------------------------
                                              N.V. NUON ENERGIE-ONDERNEMING
                                              VOOR GELDERLAND, FRIESLAND EN
                                              FLEVOLAND
                                              N.V. KRATON



                                              Agreed and accepted:




                                              /s/ H. Koning
                                              -----------------------------
                                              UNITED TELEKABEL HOLDING N.V.

                       [LETTERHEAD OF NUON APPEARS HERE]

To:
United Pan-Europe Communications N.V.
Belmarken Holding B.V.
Fred, Rocsketstraat 123
1076 EE Amsterdam

Attention: Mr. Anton H.E. Van Voskuijlen, general counsel

Arnhem, January 19, 1999


Dear Mr. Van Voskuijlen,

Reference is made to your letter of today to supplement or amend, to the extent specifically set forth in your letter, the Share Purchase Agreement of even date (the "Agreement"). Our response to it is as follows:

Your proposal to amend the first sentence of Schedule B under the heading "Number of Shares" and to replace "70% (seventy percent)" by "75% (seventy-five percent)", is accepted by us.

We have taken good notice of:
(A) your exercise of the right under sub-clause 12.4 of the Agreement to designate UPC Intermediate B.V. as the Affiliated Entity to purchase the Nuon Shares and the Subordinated Loan pursuant to the Agreement instead of Belmarken Holding B.V.;
(B) UPC providing the guarantee required by sub-clause 12.5 of the Agreement and UPC Intermediates B.V. accepting several liability for the proper performance by UPC of its obligations under the Agreement.
As a consequence, UPC Intermediates B.V. will replace Belmarken Holding B.V. as a party to the Agreement, except for purposes of clause 6, 7.1(A) and clauses 9 through 23.
It is our view that for reasons of simplicity of the transaction we would prefer to have Belmarken Holding B.V. acquire the Nuon Shares at Completion and we urge you to use your best efforts to accomplish that situation.

We have also taken good notice of the fact that UPC will use its best efforts (and fully anticipates) to obtain the waiver required from the banks in the so-called B-syndicate with respect to clause 6 of the Agreement. Subject to UPC/Belmarken requesting the waiver with the undertakings set forth in your letter, we agree that, should you not obtain the waiver within the 10 Business Days from the date of the Agreement, this would not be a breach of the Agreement but that the vesting of the pledge, being an obligation of UPC/Belmarken under sub-clause 6.1 of the Agreemnt, will continue to be a Completion Condition as set forth in sub-clause 7.1(A).

On the condition that the second right of pledge, set forth in your letter in order to obtain the so-called Junior Loan, will only become effective after the date on which our first priority Right of Pledge (as defined in sub-clause 6.1 and Schedule D to the Agreement) has become effective, we herewith consent with the vesting of this second right of pledge, or second lien. This consent is without prejudice to our right to previously receive full draft documentation of the second right of pledge to make sure that none of our interests are unreasonably damaged.

We have taken good notice of your information regarding the change of control provisions in the financing arrangements for CNBH, A2000 Holding N.V. and KTA, which were by the way all previously disclosed, and therefor fully known, to us.

Yours sincerely,

N.V. Nuon
N.V. Kraion

By   :    Rene Hagenaars
Its  :    director, Corporate Development

Read and Agreed
United Pan-Europe Communications N.V.
Belmarken Holdings B.V.
UPC Intermiates B.V.

A.H.E. Van Voskuijlen
United Telelabed Holding N.V.

N.V. NUON Energie-Ondememing voor Gelderland, Friesland en Flevoland
N.V. Kraton
Utrechtseweg 68
Amhem

Attention: Hoofddirectie


                                                     Amsterdam, January 19, 1999

Gentlemen:

This letter is written with reference to the Share Purchase Agreement of even date herewith (the "Agreement") and supplements and amends the Agreement to the extent specifically set forth herein.

We herewith confirm our agreement that in Schedule B to the Agreement under the heading "Number of Shares", the first sentence is herewith amended as follows:
"70% (seventy percent)" is replaced by "75% (seventy-five percent)".

With reference to sub-clause 12.4, UPC hereby designates UPC Intermediates B.V. as the Affiliated Entity to purchase the NUON Shares and/or the Subordinated Loan pursuant to the Agreement instead of Belmarken Holding B.V. This means that UPC Intermediates B.V. replaces Belmarken Holding B.V., except for purposes of clause 6, 7.1(A) and clauses 9 through 23. As a consequence, UPC hereby guarantees the due and punctual payment and performance of all the obligations and liabilities of UPC Intermediates B.V. under the Agreement (as required by sub-clause 12.5 of the Agreement). By co-signing this letter, UPC Intermediates B.V. accepts several liability for the proper performance by UPC of its obligations under the Agreement. The above is without prejudice to our right to change this designation prior to the Completion and/or to have Belmarken Holding B.V. acquire your shares in United Telekabel Holding N.V. at Completion.

We also confirm that UPC will use its best efforts (and fully anticipates) to obtain the waiver required from the banks in the so-called B-syndicate with respect to clause 6 of the Agreement. As you know, this loan will be fully paid-off out of the proceeds of our IPO, scheduled for the first half of February. We will request this waiver with an undertaking that we will either pay-off this loan at completion of the IPO or prior to the Stop Date (as defined in the Agreement). Should we not obtain the waiver within these 10 business days, then you agree that this is not a breach of the Agreement, but that the vesting of a pledge will continue to be a completion condition as set forth in sub-clause 7.1(A).

With reference to Article 5.c of Schedule D to the Agreement, we herewith confirm that you have consented that a second right of pledge, or second lien, to be vested for the lenders in the so-called Junior Loan we are currently negotiating with and for United Telekabel Holding N.V. in the amount of NLG 210-225, to be arranged by a group of banks with Goldman Sachs as Lead Manager, on the condition that this second lien only becomes effective after the date on which your Right of Pledge (as defined in Schedule D to the Agreement) has become effective.

With reference to Article 6.k of Schedule D, we confirm that you have been informed that the exercise of the pledge by you would trigger so-called change of control provisions in the financing arrangements for Cable-Network Brabant Holding B.V. with Rabobank and for A2000 Holding NV and KTA with the ABN Amro Bank.

Please reply to this letter and confirm your receipt and agreement, as the case may require.

Sincerely yours,

/s/ A.H.E. van Voskuylen

United Pan-Europe Communications N.V.
Belmarken Holding B.V.
UPC Intermediates B.V.


                                       Acknowledged and Agreed:
                                       United Telekabel Holding N.V.


                                       By:
                                       Its:

                           SHARE PURCHASE AGREEMENT



This agreement is made this nineteenth day of January 1999, by and between

1.  UNITED PAN-EUROPE COMMUNICATIONS N.V., having its statutory seat at
    -------------------------------------
    Amsterdam, the Netherlands, for the purpose hereof represented by Mr J. Timothy Bryan and Mr Anton H.E. van Voskuijlen, Managing Directors of UPC, (hereinafter, together with its wholly-owned subsidiary Belmarken and/or its designated Affiliated Entity as defined in sub-clause 12.4 as the context
                                               ---------------
    requires, referred to as: "UPC"),

2.  BELMARKEN HOLDING B.V., having its statutory seat at Amsterdam, the
    ----------------------
    Netherlands, for the purpose hereof represented by Mr J. Timothy Bryan and Mr Anton H.E. van Voskuijlen, Managing Directors of UPC, (hereinafter referred to as: "Belmarken"),

3.  N.V. NUON ENERGIE-ONDERNEMING VOOR GELDERLAND, FRIESLAND EN FLEVOLAND,
    ---------------------------------------------------------------------
    having its statutory seat at Arnhem, the Netherlands, for the purpose hereof represented by Mr Tobias Swelheim, its Chief Executive Officer, (hereinafter, together with its subsidiary Kraton as the context requires, referred to as: "NUON"),

4.  N.V. KRATON, having its statutory seat at Arnhem, the Netherlands, for the
    -----------
    purpose hereof represented by Mr Tobias Swelheim, its Chief Executive Officer, (hereinafter referred to as: "Kraton"),

5.  UNITED TELEKABEL HOLDING N.V., having its statutory seat at Amster dam, the
    -----------------------------
    Netherlands, for the purpose hereof represented by Mr Ferdinand C.E.M. Hetterschijt, its Chief Executive Officer and Mr H.C. Blankers, its Chief Financial Officer, (hereinafter referred to as: "UTH"),

    UPC, Belmarken, NUON, Kraton and UTH hereinafter collectively referred to as: "parties" and individually as: a "party";

WHEREAS:
-------

A. On 6 August 1998 UPC and NUON have completed a merger of their Dutch broadband cable television and telecommunication companies and activities by contributing these companies and activities to UTH.

B. UPC is through its wholly-owned subsidiary Belmarken the beneficial owner of 51% of the issued share capital of UTH.

C. NUON is through its subsidiary Kraton the beneficial owner of 49% of the issued share capital of UTH.

D. In order to facilitate UPC's requirement to consolidate the activities of UTH in the medium term, UPC and NUON have entered into an option agreement dated 6 August 1998, granting each other specific call and put option rights with respect to NUON's shareholding in UTH.

E. UPC is preparing an initial public offering of shares in the capital of UPC through an official public listing of all of the ordinary shares in the capital of UPC on the Amsterdam Stock Exchange and Nasdaq or on one or more other stock exchanges (the "IPO").

F. UPC has expressed its desire to acquire NUON's shareholding in UTH earlier than anticipated, i.e. concurrently with completion of the IPO or, failing such IPO on or before 30 June 1999 (the "Stop Date"), ultimately on 30 November 1999.

G. The approval of each of the supervisory boards of NUON and UPC and of the board of directors of UPC's parent company United International Holdings, Inc ("UIH") has been obtained.

IT IS HEREBY AGREED AS FOLLOWS:
------------------------------

CLAUSE 1 - INTERPRETATION
-------------------------

1.1 In this Agreement

    "Acquisition Agreement" means the acquisition agreement dated 2 April 1998 between UPC, NUON and UTH;

    "Agreement" means this agreement for the sale and purchase of the NUON Shares and the Subordinated Loan between NUON, UPC and UTH;

    "Agreed Indexation" means the indexation included in the Purchase Price in accordance with sub-clause 3.1;
                    --------------

    "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in Amsterdam;

    "Completion" means the completion of the sale and purchase (i.e. the legal transfer) of the NUON Shares and the Subordinated Loan under this Agreement;

    "Completion Arrangements" means the completion arrangements for the Completion referred to in Schedule F to this Agreement;
                              ----------

    "Completion Conditions" means the conditions to Completion listed in sub-
                                                                         ---
    clause 7.1;
    ----------

    "Completion Date" means the Listing Date or, if later, the day on which the Completion Conditions shall have been satisfied or waived, or such other date as UPC and NUON may agree;

    "Final Payment Date" means the date on which payment of the Remaining Payment in Cash will take place, being a date no later than twenty-four (24) months after the Completion Date;

    "First Fallback Payment" means an amount equal to fifty (50) percent of the Purchase Price;

    "Initial Payment in Cash" means the part of the Purchase Price referred to in sub-clause 4.1 (i) to be paid in cash on the Completion Date;
       ------------------

    "IPO Revenue" means the aggregate consideration received for securities offered and sold in the IPO, including but not limited to, shares in the capital of UPC and ADR's;

    "Listing" means the first listing of shares in the capital of UPC on the Amster dam Stock Exchange or one or more other stock exchanges;

    "Listing Date" means the date on which the Listing has been obtained;

    "Management Services Agreement" means the management services agreement dated 6 August 1998, effective as of 1 January 1998, between NUON and UTH;

    "NLG" means the currency of the Netherlands;

    "NUON Shares" means all of the shares held by NUON in the capital of UTH as at the date of this Agreement;

    "Option Agreement" means the Option Agreement dated 6 August 1998 between UPC, NUON and UTH;

    "Payment in Shares" means the payment of a number of officially listed shares in the capital of UPC, as determined in accordance with sub-clause
                                                                   ----------
    4.1 (ii) to be paid on the Second Payment Date;
    --------

    "Purchase Price" means the aggregate consideration payable for the NUON Shares and the Subordinated Loan referred to in sub-clause 3.1;
                                                    --------------

    "Remaining Payment in Cash" means the amount to be paid in cash by UPC on the Final Payment Date;

    "Replacement Payment" means a cash amount of at the maximum equal to 50% of the Purchase Price;

    "Sale" means the sale of any of the Shares in accordance with the terms and conditions of Schedule B;
                  ----------

    "Second Payment Date" means the date on which the transfer of the Payment in Shares, or, as the case may be, the payment of the Replacement Payment, will take place, being a date no later than the date six months and one day after the Listing Date;

    "Second Fallback Payment" means an amount equal to fifty (50) percent of the Purchase Price;

    "Second Fallback Payment Date" means the date on which the Second Fallback Payment will take place, being a date no later than eighteen (18) months after the Stop Date;

    "Shareholders Agreement" means the shareholders agreement dated 6 August 1998 between UPC, NUON and UTH;

    "Shares" means ordinary shares in the capital of UPC acquired by NUON pursuant to the Payment in Shares;

    "Stop Date" means 30 June 1999;

    "Subordinated Loan" means the amount of NLG 33,000,000 (in words: thirty three million Dutch Guilders) owed by UTH to NUON pursuant to the subordi-nated loan agreement dated 23 december 1998 between NUON as lender and UTH as borrower;

    "TeleKabel Loan" means monies owed by N.V. TeleKabel Beheer to NUON pursuant to the Loan Agreement dated 26/31 August 1998, as amended by letter agreement dated 15 January 1999 by and between N.V. TeleKabel Beheer and NUON and approved by the Supervisory Board of UTH including all costs, penalties and interest accrued thereon;

    "Third Party Sale" means the joint sale and transfer of the NUON Shares and the UPC Shares to a third party in accordance with the terms and conditions of Schedule E;
       ----------

    "UPC Shares" means all of the shares held by UPC in the capital of UTH as at the date of this Agreement.

1.2 At Completion, where appropriate and to the extent required, the relevant clauses of this Agreement, including but not limited to, clauses 2 and 3,
                                                             ---------------
    shall be adapted as to fully reflect variations, if any, after the date of this Agreement in the amount of the Subordinated Loan and the number of NUON Shares held by NUON at the date of this Agreement.


CLAUSE 2 - SALE AND PURCHASE OF THE NUON SHARES AND THE SUBORDINATED LOAN
-------------------------------------------------------------------------

2.1 Per, and with effect of, the Completion Date, NUON hereby sells and UPC hereby purchases the NUON Shares, together with all rights and obligations attaining to them.

2.2 Per, and with effect of, the Completion Date, NUON hereby sells and UPC hereby purchases the Subordinated Loan, together with all rights and obligations attaining to it.

2.3 The NUON Shares and the Subordinated Loan are sold free from all claims, liens, charges, encumbrances and other rights exercisable by third parties.

2.4 In consideration for the NUON Shares and the Subordinated Loan, UPC shall pay to NUON the Purchase Price.


CLAUSE 3 - PURCHASE PRICE
-------------------------

3.1 The total consideration payable for the NUON Shares and the Subordinated Loan under this Agreement (the "Purchase Price") shall consist of the following items:

    (i)   equity value of NLG 331,600,000 (the "Equity Part");
    (ii)  goodwill of NLG 156,000,000 (the "Goodwill Part");
    (iii) an amount of NLG 33,000,000, being the nominal amount of the Subordinated Loan;
    (iv)  the Agreed Indexation in accordance with sub-clause 3.2;
                                                   --------------
    (v)   the interest accrued on the Subordinated Loan in accordance with sub-
                                                                           ---
          clause 3.3.
          ----------

3.2 The Equity Part and Goodwill Part forming part of the Purchase Price shall be subject to an indexation of five and a half (5.5) percent per annum as of 1 January 1998 until Completion Date.

3.3 The Subordinated Loan forming part of the Purchase Price shall bear an interest of five and a half (5.5) percent per annum as of 23 December 1998 until the Completion Date.

CLAUSE 4 - PAYMENT OF THE PURCHASE PRICE IN THE EVENT OF A LISTING
------------------------------------------------------------------

4.1 In the event of a Listing on or before the Stop Date, the Purchase Price shall be paid in the following manner:

    (i)   an initial payment in cash as determined in accordance with Schedule A
                                                                      ----------
          to this Agreement (the "Initial Payment in Cash"), to be paid on the Completion Date by way of wire transfer to a bankaccount of NUON to be designated by NUON at least three (3) Business Days prior to the (anticipated) Completion Date;
    (ii) a number of ordinary shares in the capital of UPC as determined in accordance with Schedule B to this Agreement (the "Payment in
                          ----------
          Shares"), to be transferred on the Second Payment Date to a deposit account of NUON, to be designated by NUON at least three (3) Business Days prior to the Second Completion Date.

    (iii) a remaining payment in cash as determined in accordance with Schedule
                                                                       --------
          A to this Agreement (the "Remaining Payment in Cash"), to be paid
          -
          on the Final Payment Date in accordance with sub-clause 4.5.
                                                       -------------

4.2 The conditions listed in Schedule B shall apply to NUON in respect of its
                             ----------
    shareholding in the capital of UPC acquired pursuant to the Payment in Shares.

4.3 UPC shall, at its discretion, have the right to replace all or part of the Payment in Shares with the Replacement Payment, to be paid on the Second Payment Date together with any costs incurred by NUON towards WDR's engagement by NUON as referred to in Schedule B, by way of wire transfer to
                                         ----------
    a bank account of NUON, to be designated by NUON at least three (3) Business Days prior to the Second Payment Date, provided that (i) such decision to replace (all or part of) the Payment in Shares by the Replacement Payment shall be irrevocable and unconditional and (ii) UPC shall notify NUON thereof in writing on a date no later than fifteen (15) Business Days prior to the Second Payment Date.

4.4 On the Final Payment Date, UPC shall pay the Remaining Payment in Cash together with the interest accrued thereon in accordance with sub-clause 4.5
                                                                  --------------
    as of the Completion Date until the Final Payment Date by way of wire transfer to a bank account of NUON to be designated by NUON at least three
    (3) Business Days prior to the anticipated Final Payment Date.

4.5 UPC shall pay to NUON interest on the Remaining Payment in Cash, as follows:

    (i) for the first eight (8) months from the Completion Date: five (5) percent per annum; and

    (ii) for the second eight (8) months from the Completion Date: seven (7) percent per annum; and

    (iii) for the period thereafter until the Second Payment Date: nine (9) percent per annum.

4.6 In the event NUON has not received payment (i) of the Replacement Payment on the Second Payment Date in accordance with sub-clause 4.3 or (ii) of the
                                               --------------
    Remaining Payment in Cash on the Final Payment Date in accordance with sub-
                                                                           ---
    clause 4.4, sub-clause 6.2 shall apply.
    ----------  --------------


CLAUSE 5 - COMPLETION AND PAYMENT IN THE EVENT A LISTING HAS NOT OCCURRED ON OR
-------------------------------------------------------------------------------
BEFORE THE STOP DATE
--------------------

5.1 In the event a Listing has not occurred on or before the Stop Date, UPC shall proceed to Completion in accordance with sub-clause 5.3 on a date no
                                                   --------------
    later than 30 November 1999.

5.2 UPC shall notify NUON in the form of Schedule C of the anticipated Comple-
                                         ----------
    tion Date, taking into account a notice period of ten (10) Business Days.

5.3 On the Completion Date, UPC shall pay a cash amount equal to fifty (50) percent of the Purchase Price (the "First Fallback Payment") by way of wire transfer to NUON's bank account to be designated in writing at least three
    (3) Business Days prior to the (anticipated) Completion Date.

    On the Second Fallback Payment Date UPC shall pay the Second Fallback Payment together with the interest accrued thereon in accordance with sub-
                                                                          ---
    clause 5.4 as of the Completion Date until the Second Fallback Payment Date
    ----------
    by way of wire transfer to NUON's bank account to be designated in writing at least three (3) Business Days prior to the (anticipated) Second Fallback Payment Date.

5.4 UPC shall pay to NUON interest on the Second Fallback Payment as follows:

    (i) for the first six (6) months from the Completion Date: five (5) percent per annum; and

    (ii) for the second six (6) months from the Completion Date: seven (7) percent per annum; and

    (iii) for the period thereafter until the Second Payment Date: nine (9) percent per annum.

5.5 In the event NUON has not received payment of the Second Fallback Payment on the Second Fallback Payment Date in accordance with sub-clause 5.3, clause
                                                        --------------  ------
    6.2 shall apply.
    ---


CLAUSE 6 -    FIRST RIGHT OF PLEDGE IN FAVOUR OF NUON AND REMEDIES IN THE EVENT
-----------   -----------------------------------------------------------------
              OF A BREACH
              -----------

6.1 Within ten (10) Business Days after the date of this Agreement, UPC shall vest a first priority right of pledge on the UPC Shares (effective as of the Completion Date or the Stop Date, whichever is the earlier date) in favour of NUON in the form of the draft deed of pledge attached to this Agreement as Schedule D as a first rank security for the due and timely performance by
       ----------
    UPC of its obligations under this Agreement, including but not limited to, all payment obligations.

6.2 In the event following the Completion Date, or the Stop Date, whichever is the earlier date (a "Breach")

    (i) NUON has not received payment of the Replacement Payment on the Second Payment Date pursuant to and in accordance with sub-clause 4.3, or as
                                                         --------------
         the case may be, of the Remaining Payment in Cash on the Final Payment Date in accordance with sub-clause 4.4, or, as the case may be, of the
                                 --------------
         Second Fallback Payment on the Second Fallback Payment Date in accordance with sub-clause 5.3: or
                         --------------
    (ii) of any other material non-performance by UPC or UTH of their obliga-tions under this Agreement which has not been rectified within 10 (ten) Business Days from receipt of a written default notice from NUON reasonably specifying such default;

    the following shall apply without prejudice to any other rights of NUON:

    (a) NUON shall, to its discretion, either (i) execute ('uitwinnen') its first right of pledge on the NUON Shares and the UPC Shares to the extent required or (ii) obtain in close cooperation with UPC a Third Party Sale in accordance with the terms and conditions of Schedule E.
                                                                  ----------

    (b) Conditional upon a Breach, UPC hereby irrevocably grants power of attorney to NUON to take all actions for and on behalf of UPC to efficiently procure a Third Party Sale, including, but not limited to, the engagement of brokers and the entering into of a sale and purchase agreement as selling shareholder of UTH.

    (c) On the date of completion of the Third Party Sale (the "Third Party Sale Completion Date"), NUON shall be paid out of the Third Party Sale Proceeds (i) the Replacement Payment together with any costs incurred by NUON towards WDR's engagement by NUON as referred to in Schedule B and,
                                                                ----------
        as the case may be, (ii) the Remaining Payment in Cash together with the interest accrued thereon in accordance with sub-clause 4.5 as of the
                                                    --------------
        Completion Date until the Third Party Sale Completion Date, or, as the case may be, (iii) the Second Fallback Payment together with the interest accrued thereon in accordance with sub-clause 5.4 as of the
                                                    --------------
        Completion Date until the Third Party Sale Completion Date, or, as the case may be, (iv) any and all damages, costs and interests incurred by NUON as a consequence of a Breach, by way of wire transfer to NUON's bank account to be designated in writing at least three (3) Business Days prior to the (anticipated) Third Party Sale Completion Date.


CLAUSE 7 - COMPLETION CONDITIONS
--------------------------------

7.1 The obligations of NUON and UPC to complete this Agreement are in all respects conditional upon the following matters (the "Completion Conditions"):

    (A) UPC having vested a first right of pledge on the UPC Shares (effective as of the Completion Date or the Stop Date, whichever is the earliest date) and the NUON Shares in favour of NUON (effective as of Completion) substantially in the form of the draft deed of pledge attached to this Agreement as Schedule D as a first rank security for the
                     ----------
        due and timely performance by UPC of its obligations under this Agreement, including but not limited to, all payment obligations;
    (B) NUON having complied with its obligations under article 25 of the Works Council Act;
    (C) NUON having received a satisfactory written confirmation from the banks that are currently arranging alternative loans to UTH and/or N.V. TeleKabel Beheer enabling them to pay to NUON all monies owed by N.V. TeleKabel Beheer pursuant to the TeleKabel Loan, that there are no outstanding issues on the Completion Date that would prevent them from providing the alternative loans and the subsequent repayment to NUON;
    (D) UPC having entered into arrangements to the satisfaction of NUON, ensuring that NUON shall acquire the Payment in Shares on the Second Payment Date in accordance with sub-clause 4.1 (ii) and to the effect
                                        -------------------
        that NUON will be able to immediately complete the reselling of the Shares on the Amsterdam Stock Exchange, preferably all in one transaction.

7.2 The parties will use all reasonable endeavours to fulfil the Completion Conditions and will notify the other parties immediately upon becoming aware of the satisfaction of each such condition.


CLAUSE 8 - COMPLETION
---------------------

8.1 Completion shall take place at 11.00 a.m. on the Completion Date or, as the case may be, the Third Party Sale Completion Date, at the offices of Loeff Claeys Verbeke at Apollolaan 15, 1070 AB Amsterdam, or such other time or place as the parties may agree.

    In the event of a Listing on or before the Stop Date, Completion shall take place on the Listing Date.

8.2 At Completion UPC, NUON and UTH shall respectively do those things listed as their respective obligations in the Completion Arrangements set forth in Schedule F.
    ----------

8.3 Without prejudice to any other rights under this Agreement:

    (a) UPC shall not be obliged to complete this Agreement until (i) the Completion Condition of sub-clause 7.1 (B) has been satisfied and (ii)
                                ------------------
        NUON complies in all material respects with the requirements applicable to it in sub-clause 8.2 and Schedule F; and
                 --------------     ----------

    (b) NUON shall not be obliged to complete this Agreement until (i) the Completion Conditions of subclause 7.1 have been satisfied and (ii) UPC
                                 -------------
        complies in all material respects with the requirements applicable to it in sub-clause 8.2 and Schedule F.
           --------------     ----------

8.4 If the respective obligations of UPC and NUON under sub-clause 8.2 and
                                                        --------------
    Schedule F are not complied with in all material respects on the Completion
    ----------
    Date, UPC (in the case of non-compliance by NUON) or NUON (in the case of non-compliance by UPC) may:

    (a) defer Completion (so that the provisions of this clause 8 shall apply to
                                                         --------
        Completion as so deferred);

    (b) proceed to Completion as far as practicable (without limiting its rights under this Agreement).


CLAUSE 9 - EFFECT OF COMPLETION ON EXISTING AGREEMENTS
------------------------------------------------------

Upon Completion in accordance with this Agreement, the following agreements shall be deemed terminated:

(i)   the Option Agreement;

(ii)  the Acquisition Agreement, except for clause 3.1, 3.2 and 3.3 of Schedule
                                            -----------------------
      VI A thereto;

(iii) the Shareholders Agreement, except for clause 10 (Confidentiality) which
                                             ---------
      shall be deemed after three years from the date of this Agreement; and

(iv)  the Management Services Agreement.


CLAUSE 10 - FURTHER ARRANGEMENTS
--------------------------------

10.1 Effective as of the Completion Date all existing obligations of NUON and its subsidiaries (NUON and its subsidiaries collectively referred to as the "NUON Group") with respect to the NUON Group being a customer to UTH's telecom network or in any way paying for or compensating for costs related to this telecom network, will be deemed terminated.

10.2 As soon as practicable after the date of this Agreement, the NUON Group and UTH will enter into an agreement for the preferred suppliership of UTH, the basic terms and conditions of which are attached to this Agreement as Schedule G.
                   ----------

10.3 As of the date of this Agreement, the changes in corporate governance set forth in Schedule H shall apply.
               ----------

10.4  As of the Completion Date, the terms and conditions of Schedule I shall
                                                             ----------
      apply to the employment and employment conditions of former Nuon employees.

10.5  As of the Completion Date, the terms and conditions of Schedule J shall
                                                             ----------
      apply to NUON's preferred suppliership for energy and energy related services to UPC and its affiliates.

10.6 As of the Completion Date, NUON, UPC and UTH herewith irrevocably and unconditionally waive their claims, threatened or pending, under the Acquisition Agreement and each of NUON, UPC and UTH is herewith unconditionally and irrevocably released from such claims. In addition to the foregoing, as of the Completion Date, UPC shall indemnify and hold harmless NUON for any claims regarding transfer tax ("overdrachtsbelasting") and property tax ("onroerende zaak belasting") related to the period that NUON has acquired cable networks, which were later transferred or contributed to N.V. TeleKabel, up to a maximum of NLG 13 million (in words: thirteen million Dutch guilders).

10.7 Within ten (10) Business Days from the date of this Agreement, UPC shall provide NUON with arrangements to the satisfaction of NUON, ensuring that NUON shall acquire the Payment in Shares in accordance with sub-clause 4.1
                                                                  --------------
      (ii) and to the effect that NUON will be able to immediately complete the
      ----
      reselling of the Shares on the Amsterdam Stock Exchange, preferably all in one transaction.

10.8 NUON shall use its reasonable efforts to complete the compliance with its obligations under article 25 of the Works Council Act within ten (10) Business Days from the date of this Agreement and NUON shall inform UPC as soon as it is of the opinion that such obligations have been complied with.

CLAUSE 11 - REMEDIES AND WAIVERS
--------------------------------

11.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:
      (a) affect that right, power or remedy; or
      (b) operate as a waiver of it.

11.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3 The rights, power and remedies provided in this Agreement are, unless otherwise stated, cumulative and not exclusive of any rights, power and remedies provided by law.


CLAUSE 12 - ASSIGNMENT
----------------------

12.1 Neither this Agreement, nor any interest in it, nor any other document to be executed pursuant to this Agreement shall be assignable by any party in whole or in part at any time to any third party or parties without the prior written approval of the other parties to this Agreement and each party undertakes that it will not assign the whole or any part of any interest in this Agreement or any such other document at any time to any person without such prior written approval of the other parties to this Agreement.

12.2 In the event of a sale and transfer by UPC of any of the UPC Shares to a third party, UPC shall cause such third party to agree and acknowledge:
      (i) that it shall be a party to all the terms and conditions of this Agreement in respect of the transferred UPC Shares; and
      (ii) that it shall accept several liability for the performance by UPC of its obligations under this Agreement.

12.3 In the event of a sale and transfer by NUON of any of the NUON Shares to a third party, NUON shall cause such third party to agree and acknowledge:

      (i) that it shall be a party to all the terms and conditions of this Agreement in respect of the transferred NUON Shares; and

      (ii) that it shall accept several liability for the performance by UPC of its obligations under this Agreement.

12.4 At any time before the Completion Date UPC may notify NUON in writing that one or more affiliated entities (each an "Affiliated Entity") is to purchase NUON Shares and/or the Subordinated Loan pursuant to this Agreement. Such notification shall specify the name and, if applicable, registered office of the Affiliated Entity and the NUON Shares to be purchased by the Affiliated Entity (the "Relevant NUON Shares"), on condition that such Affiliated Entity accepts several liability for the proper performance by UPC of its obligations under this Agreement. Such notification shall operate as an assignment by UPC of its rights under this Agreement to the extent they relate to the Relevant NUON Shares and/or the Subordinated Loan. Any such assignment shall not in any way limit or diminish the obligations of UPC under this Agreement. Such assignment(s) shall neither increase nor decrease the liabilities or rights of NUON or UPC, respectively, under this Agreement.

12.5 If UPC elects to assign any of its rights and obligations under this Agreement to one or more Affiliated Entities (as defined in sub-clause
                                                                  ----------
      12.4), UPC will guarantee to NUON the due and punctual payment and
      ----
      performance of all the obligations and liabilities of such Affiliated Entities arising under this Agreement.

      The obligations of UPC under this clause:

      (a) constitute a direct, primary and unconditional liability to pay on demand by NUON any sum which the Affiliated Entity is liable to pay under this Agreement pursuant to a settlement between the relevant Affiliated Entity and NUON or a judgement of the Amsterdam Court pursuant to clause 22 and to perform on demand by NUON any obligation
                      ---------
          of the Affiliated Entity under this Agreement without the need for any recourse on the part of NUON against the Affiliated Entity;

      (b) will not be affected by any circumstances relating to the Affiliated Entity.


CLAUSE 13 - FURTHER ASSURANCE
-----------------------------

13.1 UPC and Belmarken or its designated Affiliated Entity, in case UPC provides NUON with a notice as referred to in sub-clause 12.4, agree with
                                                    ---------------
      NUON to be jointly and severally liable for any and all obligations, liabilities and indemnities of any one of them.

13.2 NUON and Kraton agree with UPC to be jointly and severally liable for any and all obligations, liabilities and indemnities of any one of them.

13.3 Each of the parties shall from time to time, on being requested to do so by a party to this Agreement now or at any time in the future, do or so far as each is able procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the requesting party necessary for giving full effect to this Agreement and securing to such requesting party the full benefit of the rights, powers and remedies conferred upon it in this Agreement.


CLAUSE 14 - ENTIRE AGREEMENT
----------------------------

14.1  For the purpose of this clause 14, "Pre-contractual Statement" means a
                              ---------
      draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to this Agreement made or given by a party to this Agreement or any other person at any time prior to the date of this Agreement.

14.2 This Agreement and any other documents referred to in this Agreement constitute the whole and only agreement between the parties relating to the sale and purchase of the NUON Shares and the Subordinated Loan.

14.3 Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.

14.4 Each party acknowledges that in entering into this Agreement and any other documents referred to in this Agreement it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.

14.5 No party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement (except in the case of fraud) except to the extent repeated in this Agreement.

14.6 This Agreement may only be varied in a writing signed by each of the parties.


CLAUSE 15 - NOTICES
-------------------

15.1 Any notice or other communication under this Agreement shall only be effective if it is in writing and otherwise complies with this clause 15.
                                                                     ---------

15.2 No notice or other communication given or made under this Agreement may be withdrawn or revoked.

15.3  Any notice or other communication given or made under this Agreement shall be addressed as provided in sub-clause 15.5 and, if so addressed, shall,
                                  ---------------
      in the absence of earlier receipt, be deemed to have been duly given or made as follows:

      (a) if sent by personal delivery, on delivery at the address of the relevant party;

      (b) if sent by registered mail, three Business Days after the date of posting; and

      (c) if sent by facsimile (with a copy sent by personal delivery or post), when dispatched.

15.4 Any notice or other communication given or made, or deemed to have been given or made, outside working hours will be deemed not to have been given or made until the start of the next period of working hours.

15.5  The relevant notice details are:

      NUON and Kraton:
      Utrechtseweg 68
      Arnhem, The Netherlands
      Fax number : +31 26 377 2071
      Attention  : Board of Management ("Hoofddirectie")

      UPC and Belmarken:
      Frederik Roeskestraat 123,
      1076 EE Amsterdam, The Netherlands
      Fax number : +31 20 778 9871

      Attention  : General Counsel

      UTH:
      Kabelweg 55
      1014 BA Amsterdam, The Netherlands
      Fax number : +31 20 776 6899
      Attention  : General Counsel

15.6 A party may notify the other party of a change to its notice details. The notification shall only be effective on:

      (a) any effective date specified in the notification; or

      (b) if no date is specified or the date specified is less than five Business Days after the date when the notice is received, the date falling five clear Business Days after the notification has been received.


CLAUSE 16 - ANNOUNCEMENTS
-------------------------

16.1  Subject to sub-clause 16.2 no announcement concerning the sale of the NUON
                 ---------------
      Shares or any ancillary matter shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

16.2 A party may make an announcement concerning the sale of the NUON Shares or any ancillary matter if required by:

      (a) the law of any relevant jurisdiction; or

      (b) any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Amsterdam Exchanges.

      PROVIDED THAT any such announcement shall be made by a party only after consultation with the other parties.

16.3  The restrictions contained in this clause 16 shall continue to apply after
                                         ---------
      Completion without limit in time.


CLAUSE 17 - CONFIDENTIALITY
---------------------------

17.1  Subject to sub-clause 17.3, during a period of three years after
                 ---------------
      Completion, NUON undertakes not to disclose to third parties any confidential information concerning the mode of operation, suppliers, or customers of UTH as carried on at Completion.

17.2  Subject to sub-clause 17.3, each party shall treat as strictly
                 ---------------
      confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

      (a) the provisions of this Agreement; or

      (b) the negotiations relating to this Agreement; or

      (c) the other parties.

17.3 Each party may disclose information which would otherwise be confidential if and to the extent:

      (a) required by the law of any jurisdiction;

      (b) required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Amsterdam Exchanges, whether or not requirement for information has the force of law;

      (c) required to vest the full benefit of this Agreement in that party;

      (d) disclosed to the professional advisers, auditors or bankers of that party (subject to duties of confidentiality);

      (e) the information has come into the public domain through no fault of that party; or

      (f) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

      PROVIDED THAT any such information disclosed pursuant to paragraph (a),
                                                               -------------
      (b) or (c) by a party, shall be disclosed only after consultation with the
      ----------
      other parties.

      NUON has been informed by UPC that this Agreement will be filed as an exhibit to UPC's registration statement for the IPO.

17.4  Subject to sub-clause 17.1, the restrictions contained in this clause 17
                 ---------------                                     ---------
      shall continue to apply after the consummation of the sale and purchase of the NUON Shares without limit in time.


CLAUSE 18 - COSTS AND EXPENSES
------------------------------

Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the NUON Shares and the Subordinated Loan and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in any of them.


CLAUSE 19 - COUNTERPARTS
------------------------

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute but one and the same instrument.


CLAUSE 20 - INVALIDITY
----------------------

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.


CLAUSE 21 - LANGUAGE
--------------------

Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by one party to another under or in connection with this Agreement shall be in English, unless such communication is made between Dutch parties only.


CLAUSE 22 - CHOICE OF GOVERNING LAW AND JURISDICTION
----------------------------------------------------

22.1 This Agreement shall be governed by and construed in accordance with Netherlands law.

22.2 The Amsterdam Court is to have jurisdiction to settle any dispute in connection with this Agreement. This jurisdiction agreement is irrevocable.


CLAUSE 23 - MISCELLANEOUS
-------------------------

The parties waive their rights, if any, to annul, rescind or dissolve (including: "ontbinding" en "vernietiging") this Agreement.

Thus agreed on and signed in 5 original copies in Amsterdam on January 19, 1999.


1.  UNITED PAN-EUROPE COMMUNICATIONS N.V.


/s/                                     /s/
---------------------------             ----------------------------------
By : J. Timothy Bryan                   By : Anton H.E. van Voskuijlen
Its: Managing Director                  Its: Managing Director

2.  BELMARKEN HOLDING B.V.



/s/                                     /s/
---------------------------             ----------------------------------
By : J. Timothy Bryan                   By : Anton H.E. van Voskuijlen
Its: Managing Director of UPC           Its: Managing Director of UPC

3.  N.V. NUON ENERGIE-ONDERNEMING VOOR GELDERLAND, FRIESLAND EN FLEVOLAND



/s/
---------------------------------
By : Mr Tobias Swelheim
Its: Chief Executive Officer


4.  N.V. KRATON



/s/
---------------------------------
By : Mr Tobias Swelheim
Its: Chief Executive Officer


5.  UNITED TELEKABEL HOLDING N.V.



/s/                                         /s/
---------------------------------           --------------------------------
By : Mr F.C.E.M. Hetterschijt               By : Mr H.C. Blankers
Its: Chief Executive Officer                Its: Chief Executive Officer

                                  SCHEDULE A
                                  ----------

                 Determination of the Initial Payment in Cash,
            the Payment in Shares and the Remaining Payment in Cash



================================================================================================================================
IPO Revenue                         Payment in UPC shares as de-     Initial Payment in Cash     Remaining Payment in Cash
(in NLG million)                    termined in accordance with      (% of Purchase Price)       (% of Purchase Price)
                                    Schedule B
                                    (% of Purchase Price)
--------------------------------------------------------------------------------------------------------------------------------
(less than or
equal to) 700                       50%                              0%                                50%
--------------------------------------------------------------------------------------------------------------------------------
(more than)700 (less than)1,000     50%                              0%                                50%
--------------------------------------------------------------------------------------------------------------------------------
(more than or
equal to) 1,000 (less than)1,100    50%                              NLG 50,000,000                    50% minus NLG 50,000,000
--------------------------------------------------------------------------------------------------------------------------------
(more than or
equal to) 1,100 (less than)1,200    50%                              NLG 150,000,000                   50% minus NLG 150,000,000
--------------------------------------------------------------------------------------------------------------------------------
(more than or
equal to) 1,200 (less than)1,300    50%                              NLG 210,000,000                   50% minus NLG 210,000,000
--------------------------------------------------------------------------------------------------------------------------------
(more than or
equal to) 1,300 (less than or
equal to 1,400                      50%                              NLG 260,000,000                   50% minus NLG 260,000,000
--------------------------------------------------------------------------------------------------------------------------------
(more than)1,400                    50% less 10% of all IPO Revenue  50% plus 10% of all IPO Revenue   0%
                                    (more than)1,400                 (more than)1,400
--------------------------------------------------------------------------------------------------------------------------------

Payment in Shares according to Term Sheet, so including the adjustment mechanism and the related commitments by NUON.

       SCHEDULE B
       ----------

                                         Payment in Shares


The following shall apply to NUON[]s shareholding in UPC acquired pursuant to the Payment in Shares:

Type of security Ordinary shares in the capital of UPC, officially listed on the Amsterdam Stock Exchange ([]Shares[])

Number of Shares         As Payment in Shares UPC will transfer to NUON a number
                         of Shares determined by dividing (i) 70% (seventy percent) of the Purchase Price less the Replacement
                         Payment, if any, by (ii) the Share Price, being the average price per Share at the close of business on the Amsterdam Stock Exchange during a period of ten 10
                         Business Days prior to the Second Payment Date less the amount resulting from applying the percentage underwriters discounts and commissions thereon, such percentage of discounts and commissions being equal to the percentage to be stated on the cover page of the final prospectus of UPC (the "Underwriters Discount").
                         The resulting number of Shares being the []Number of Shares[]; the total of Shares offered as Payment in Shares being the []Share Consideration[]. The "Target
                         Sales Proceeds" shall be:

                         (i) 50% of the Purchase Price less the part of the Initial Payment in Cash in excess of 50% of the Purchase Price, and less the Replacement Payment, if any;

                         (ii) plus the amount resulting from applying the Underwriters Discount to the amount resulting from the calculation under (i).

[]Lock-Up[]              The Shares shall not be subject to any lock-up and
                         shall be freely transferable by NUON.

Securities laws          NUON will not sell the Share Consideration in any
                         jurisdiction where their offer or sale would be prohibited without delivery of a prospectus, listing particulars, registration statement or other similar documents or would otherwise cause UPC to violate any applicable securities law, rule or regulation (for example, NUON will not offer or sell the Shares in the US or to any US persons without a relevant exemption from registration under the 1933 US Securities Act).
                         Prior to completion of any such sale, NUON's legal counsel will provide an opinion to UPC confirming hat the proposed offer and sale is not so prohibited under applicable law and does not result in any such violation.


Disposition of the Share Consideration

Type of offering         NUON will use commercially reasonable efforts to
                         complete the placement of the Share Consideration in order to effect the sale of the Share Consideration
                         (the []Share.Consideration Sale[]) as soon as practicable following the Second Payment Date, but at the latest three (3) months following the Second
                         Payment Date.

Manager NUON has engaged Warburg Dillon Read ([]WDR[]) to arrange the placement of the Share Consideration and the Share Consideration Sale. UPC has agreed with this engagement.

Price, other terms       NUON will instruct WDR to be equally commercially
                         reasonable and to arrange the Share Consideration Sale at a price per Share equal to the then existing market price subject to a discount appropriate for this kind of share sale, and on such other terms acceptable to NUON. All terms and obligations customarily undertaken by selling shareholders in offerings of this type shall be deemed to be acceptable to NUON and UPC, provided that NUON shall only make representations and warranties as to the title of the Share Consideration.

Costs of the Share       Are for the account of NUON
Consideration Sale

Indemnification          UPC will make the usual and customary indemni-
                         fication available to underwriters of the Share
                         Consideration Sale.

Adjustment mechanism provided for by NUON

                         If the Share Consideration Sale would result in gross proceeds exceeding Target Sales Proceeds, then NUON shall within five (5) Business Days from the date of completion of the Share Consideration Sale transfer to UPC a number of Shares so that the gross proceeds of the Share Consideration Sale will be equal to the Target Sales Proceeds.

                                  SCHEDULE C
                                  ----------

                          [on the letterhead of UPC]


N.V. NUON ENERGIE-ONDERNEMING VOOR
GELDERLAND, FRIESLAND EN FLEVOLAND
Attn. Board of Management
Utrechtseweg 68
THE NETHERLANDS

[place, date]
Re                 notification of anticipated Completion Date


Dear Sirs,

Pursuant to sub-clause 5.2 of the Share Purchase Agreement dated 15 January 1999, you are herewith notified of our decision to proceed to Completion in accordance with sub-clause 5.3 of the Share Purchase Agreement on [a date no earlier than 10 Business days after the date of the notification] 1999.

Please confirm receipt of this notification by returning a signed copy of this letter to us.


Yours sincerely,



-----------------------------
UNITED PAN-EUROPE COMMUNICATIONS N.V.
by: [        ]
title: [      ]

                                   SCHEDULE D
                                   ----------



DEED OF PLEDGE OF SHARES IN THE CAPITAL OF UNITED TELEKABEL HOLDING N.V.


On this __ day of __ nineteen hundred and ninety-nine, there appeared before me, Gerbrand Willem Christiaan Visser, civil law notary, officiating in Amsterdam:
__



in this respect acting as authorized representative of:

1.   the private company with limited liability: Belmarken Holding B.V., having
                                                 ----------------------
     its official seat in [_____] (the Netherlands), maintaining its principal place of business at [_____] (the Netherlands),
     - hereinafter referred to as: the "Pledgor";
2.   the public company: N.V. Kraton, having its official seat in [_____] (the
                         -----------
     Netherlands), maintaining its principal place of business at [_____] (the Netherlands),
     - hereinafter referred to as: the "Pledgee"; and
3.   the public company: United Telekabel Holding N.V, having its official seat
                         ----------------------------
     in [_____] (the Netherlands), maintaining its principal place of business at [_____] (the Netherlands),
     - hereinafter referred to as: the "Company".

The authorization of the appearer, is evidenced by three powers of attorney which shall be attached to this deed. The existence of the powers of attorney is sufficiently known to me, civil law notary.

THE APPEARER HAS DECLARED THE FOLLOWING:
---------------------------------------
WHEREAS:
-------

a. in the Agreement, as defined hereinafter, the Pledgor has assumed the obligation to provide security to the Pledgee, in the form of a right of pledge;
b. to secure the performance of the aforementioned obligation, the Pledgor and the Pledgee wish to hereby establish a first priority right of pledge, under the following terms;

THE PLEDGOR AND THE PLEDGEE HAVE AGREED AS FOLLOWS:
--------------------------------------------------
Article 1. Definitions.
In this deed, the following words shall have the following meanings:

a.   the "Agreement": the share purchase agreement dated the nineteenth day of
          ---------
     January nineteen hundred and ninety-nine between the Pledgee as seller and the Pledgor as purchaser; a copy of the Agreement is attached to this deed (Annex A);
b.   the "Shares": all of the shares in the capital of the Company currently
          ------
     owned by the Pledgor, this being fifty-one thousand (51,000) shares, with a nominal value of one Dutch guilder (NLG 1) each, numbered > through >;
c.   the "Pledged Assets": the Shares and all pledgeable shares or depositary
          ------- ------
     receipts for shares, together with options to acquire - irrespective of whatever manner - shares or depositary receipts for shares in the capital of the Company to which the Pledgor is now entitled or may be entitled in the future;
d.   "UPC": the public company United Pan-Europe Communications N.V., having its
      ---
     official seat in Amsterdam (the Netherlands), maintaining its principal place of business at [_____] (the Netherlands);
e.   "NUON": the public company N.V. NUON Energie-Onderneming voor Gelderland,
      ----
     Friesland en Flevoland, having its statutory seat at Arnhem (the Netherlands), maintaining its principal place of business at 6812 AH Arnhem, Utrechtseweg 68 (the Netherlands);
f.   the "Secured Obligations": all of the obligations of the Pledgor and UPC
          ------- -----------
     vis-a-vis the Pledgee, including but not limited to, the obligation to pay any sum of money, resulting from or relating to the Agreement, including all obligations of the Pledgor and UPC vis-a-vis the Pledgee resulting from this deed, and also including, without limitation, all interest due pursuant to the Agreement, or this deed;
g.   the "Right of Pledge": the first priority right of pledge on the Pledged
          ----- -- ------
     Assets established in this deed;
h.   an "Event of Statutory Default": each event in which the Pledgor or UPC is
         ----- -- --------- -------
     in default ('verzuim'), as defined in Section 6:81 of the Dutch Civil Code, of performing one or more of the Secured Obligations;
i.   the "Stop Date": the thirtieth day of June nineteen hundred and
          ---- ----
     ninety-nine;
j.   the "Completion Date": the date of completion of the Agreement in
          ---------- ----
     accordance with clause 8 thereof.

Article 2. Creating a right of pledge on the Pledged Assets.

2.1 To secure the performance of the Secured Obligations and effective as of the Completion Date or the Stop Date, whichever is the earliest date, the Pledgor hereby establishes a first priority right of pledge on the Pledged Assets (the "Right of Pledge") in favour of the Pledgee, which the Pledgee hereby accepts, under the terms stated in the Agreement and this deed.

2.2 With respect to any Pledged Assets which shall be acquired by the Pledgor after the execution of this deed, the Right of Pledge shall come into existence, by operation of law, as per the moment such Pledged Assets are acquired by the Pledgor, unless Article 2.3 hereof applies.

2.3 With respect to any rights towards third parties, which may form a part of the Pledged Assets, the Right of Pledge will come into existence whenever the Pledgor shall have acquired those rights and notice of the establishment of the Right of Pledge shall have been given to the debtors of the obligations resulting from these rights. Both the Pledgor and the Pledgee should be authorised to make such notifications at all times.

Article 3. Voting rights.

1. During the term of the Right of Pledge and without prejudice to article 2, the voting rights attaching to the Shares shall accrue to the Pledgor. When exercising the voting rights, the Pledgor shall act in accordance with the interests of the Pledgee.

2. In the Event of a Statutory Default, the voting rights attaching to the Shares shall accrue to the Pledgee as of such Event of Statutory Default which has been approved by the Pledgor and the Pledgee upon this establishment of the Right of Pledge in their capacity as sole shareholders of the Company, as appears from the minutes of an extraordinary meeting of shareholders of the Company, held on __, a photocopy of which will be attached to this deed as Annex B. The Pledgor hereby unconditionally
                              -------
     confirms that to the extent necessary he shall approve or confirm his approval hereby given, on first demand of the Pledgee, notwithstanding the provision of Article 9. The Pledgee will inform the Company whether an Event of Statutory Default has occurred, which information will be binding for the Company, unless the Pledgor proves otherwise.

2.a. In addition to Pledgor's obligations pursuant to Article 5.d, each time the Pledgor is given the opportunity to exercise voting rights with respect to one or more of the following subjects, the Pledgor shall discuss the same in advance with the Pledgee. The subjects referred to in the foregoing sentence are resolutions regarding:

     - the issuance of shares, the granting of rights to subscribe for shares, the limitation or exclusion of pre-emptive rights of shareholders upon issuance of shares or the granting of rights to subscribe for shares, as well as the delegation to another body of the Company of the authorisation to resolve on any of the aforementioned resolutions;

     - the granting of authorisation for the acquisition by the Company of shares in its own capital, or depositary receipts thereof, under specific title, other than for no consideration;

     -    reduction of capital;

     - the transfer of shares in the capital of the Company as provided for in the blocking clause contained in the articles of association of the Company;

     - the lending of cooperation by the Company to the issuance of depositary receipts for shares in its capital;

     - the entitlement to the voting rights attaching to shares in the capital of the Company and the entitlement to the rights which the law attributes to holders of depositary receipts, issued with a company's cooperation, for shares in its capital, in the event of the creation or transfer of a right of pledge or a right of usufruct on shares in the capital of the Company;

     - the granting of approval for resolutions of the management board of the Company to file for bankruptcy and to request suspension of payment;

     - amendment of the articles of association, statutory merger or demerger and dissolution of the Company.

2.b. During the term of the Right of Pledge, the foregoing provisions of this article with respect to the voting rights on the Shares shall also apply to the Shares in the capital of the Company to which the Pledgor shall become entitled after execution of this deed and which are included in the Pledged Assets

2.c. Voting rights which may be attaching to Pledged Assets other than shares in the capital of the Company, shall, during the term of the Right of Pledge, accrue to the Pledgor.

3. During the term of the Right of Pledge, the Pledgee shall not have the rights which the law attributes to holders of depositary receipts, issued with a company's cooperation, of shares in its capital.

4. Annually, as soon as the annual accounts of the Company are available for shareholders, the Pledgor shall send a copy thereof to the Pledgee.

     Annually after adoption, and if necessary approval, of the annual accounts of the Company, the Pledgor shall send a copy of such adopted, and if necessary approved, annual accounts to the Pledgee.

     Furthermore, the Pledgor shall (always immediately) send to the Pledgee, a copy of all agendas for shareholders' meetings and other documents relevant to shareholders' meetings, announcements and information which he receives as a shareholder of the Company, as well as copies of all resolutions taken in writing to the extent all such relates to any of the matters set forth in Article 3.2a above.

Article 4. Authority to collect.

The authority to collect dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable on any one or more of the Pledged Assets, shall accrue to the Pledgee, as provided for in Section 3:246 of the Dutch Civil Code.

Article 5. Further obligations of the Pledgor.

The Pledgor assumes the following obligations vis-a-vis the Pledgee:

a. on first demand in writing from the Pledgee, the Pledgor shall take all actions, and prepare and sign all supplementary documents the Pledgee may reasonably consider necessary for the performance of the Pledgee's obligations under this deed, and shall fully cooperate so as to enable the Pledgor to exercise his rights;

b. the Pledgor shall, on first demand from the Pledgee, submit to the Pledgee all requested information and data with respect to the Pledged Assets, as well as with respect to the Company and the business enterprise connected therewith and, furthermore, with respect to all debtors referred to in
     Article 2, paragraph 3;

c. as from the day of the execution of this deed until the Stop Date or the Completion Date, whichever is the earliest, and as of such date during the term of the Right of Pledge, the Pledgor shall not dispose of, pledge or otherwise encumber the Shares in any way without the prior written consent of the Pledgee, which consent will not unreasonably be withheld;

d. as from the day of the execution of this deed until the Stop Date or the Completion Date, whichever is the earliest, and as of such date during the term of the Right of Pledge, the Pledgor shall refrain from all acts, other than in the normal course of day-to-day business, that lead or may lead to a reduction in the value of the Pledged Assets, except if the Pledgee has provided its prior written consent to the performance of such acts;

e. during the term of the Right of Pledge, the Pledgor shall not, with respect to the annual accounts of the Company, render a statement of agreement as referred to in Section 2:403, subsection 1 under b. of the Dutch Civil Code;

f. whenever the Pledgor, after the execution of this notarial deed, shall acquire any Pledged Assets, the Pledgor shall on that occasion, or otherwise immediately thereafter, notify the Pledgee in writing, stating whether any changes have occurred to any of the data, set out in Article 6, under a. through d. of this deed, and if so, which changes have occurred;

g. moreover, the Pledgor shall, whenever he shall acquire one or more rights against third parties as referred to in Article 2.3., on that occasion, or otherwise immediately thereafter, give notice of the establishing of the Right of pledge thereon to the debtor(s) of the obligations resulting from these rights in writing, sending a copy of such notice of the Pledgee;

h. the Pledgor shall arrange that shares or depositary receipts for shares in the capital of the Company that he may acquire after the execution of this deed shall be pledgable and that the transferability thereof shall not be more cumbersome than the transferabilility of the Shares;

i. if the Pledgee transfers his rights with respect to the Secured Obligations to a third party in accordance with the Agreement, the Pledgor shall, if the Pledgee so desires, at the first request of the Pledgee, render full cooperation in an acquisition by such third party of a first priority right of pledge on such part of the Pledged Assets as the Pledgee shall determine, while maintaining or establishing a second priority right of pledge on the same part of the Pledged Assets in favour of the Pledgee. The first priority right of pledge of the aforementioned third party shall be subject to the same terms as the Right of Pledge established by this deed;

j. if it becomes known to the Pledgor that the Company is involved in the preparation of a statutory merger as a result of which the Company would cease to exist, the Pledgor shall immediately inform the Pledgee thereof in writing.

Article 6. Warranties.

The Pledgor warrants to the Pledgee that, at this time, the following is correct:

a. the Company is a public company, duly incorporated under the laws of the Netherlands by notarial deed executed before M. Bijkerk, civil law notary, officiating in Amsterdam, on the twenty-fifth day of May nineteen hundred and ninety-eight (hereinafter: the "Deed of Incorporation"). The articles of association of the Company were last partially amended by deed executed before a substitute of civil law notary M. Bijkerk, aforementioned, on the twenty-second day of July nineteen hundred and ninety-eight. A copy of the present articles of association is attached to this deed as (Annex C). No
                                                                  -------
     resolution to amend the articles of association of the Company has been adopted which has not yet been effectuated. The Company is currently registered in the Commercial Register in __, under number __. The information regarding the Company which is registered in the Commercial Register is correct and complete. A copy of an up-to-date, correct and complete extract from the Commercial Register is attached to this deed (Annex D).;
      -------

b. The Company has not been dissolved, and no resolution has been adopted to dissolve the Company, nor has any request thereto been filed, nor has any notice from the Chamber of Commerce, as described in Section 2.19a, subsection 3 of the Dutch Civil Code, been received. The Company has not been declared bankrupt nor has a suspension of payment been declared, nor have any requests thereto been filed nor is there any reason to expect such requests;

c. the Company's register of shareholders is completely up-to-date. A copy of the register of shareholders is attached to this deed (Annex E);
                                                            -------

d. the entire issued capital of the Company consists of one hundred thousand ordinary shares, with a nominal value of one Dutch guilder (NLG 1) each, numbered 1 through 100,000; all of the Shares are fully paid-up. There are no persons holding any right, either or not conditional, towards the Company to subscribe for or otherwise acquire shares in the capital of the Company (including, but not limited to, options or debt instruments convertible into shares);

e.   the Pledgor has a complete and unencumbered right to the Shares;

f. the Pledgor has not been deprived of the authority to alienate the Shares by virtue of Section 2:22a subsection 1 of the Dutch Civil Code;

g. the Shares are not subject to either (limited) rights or obligations to transfer to third parties or claims arising from contracts of any nature;

h. the Pledgor is authorized to establish the Right of Pledge on the Shares and has not performed any acts of disposition in respect of the other Pledged Assets;

i. all resolutions and approvals, required for establishing the Right of Pledge, have been adopts and received respectively, as appears from the [_____], attached to this deed (Annex B and F);

j. the obligations of the Pledgor [UPC and the Company] vis-a-vis the Pledgee, resulting from [the Agreement and] this deed [respectively,] constitute legally valid obligations of the Pledgor[], UPC and the Company respectively] and are legally enforceable on the Pledgor[], UPC and the Company respectively];

k. the assuming and fulfilling by the Pledgor[], UPC and the Company respectively] of the obligations vis-a-vis the Pledgee resulting from the Agreement and this deed is not contrary to any provision of applicable law or any agreement to which the Pledgor[], UPC or the Company] is a party, or by which the Pledgor[], UPC or the Company] is bound in any other way;

l. the Pledgor has provided the Pledgee with all the information and data with respect to the Shares, which, as the Pledgor has understood or reasonably should have understood, are of importance for the Pledgee;

m. with respect to the annual accounts of the Company for the current financial year and, if not yet adopted, the annual accounts for the last financial year, the Pledgor has not made a statement of agreement as referred to in Section 2:403, subsection 1, under b. of the Dutch Civil Code;

n. there are no holders of depositary receipts for shares in the capital of the Company issued with the Company's cooperation, and, during the term of the Right of Pledge, no such depositary receipts shall be issued.

Article 7. Acquisition of the shares by the Pledgor.

The Pledgor has declared:

a.   the Pledgor has acquired the Shares pursuant to the Deed of Incorporation;

b. at present, the Pledgor is not entitled to any Pledged Assets other than the Shares and the Pledgor is not engaged in any legal relationship from which he shall directly acquire rights included in the Pledged Assets, towards any party other than the Company, Pledgee and NUON.

Article 8. Exercise of the Right of Pledge.

8.1 Upon the occurrence of an Event of Statutory Default, the Pledgee shall be authorized to sell the Pledged Assets or part thereof, in accordance with
      Section 3:248 of the Dutch Civil Code and with Schedule E to the Agreement, without prejudice to the provision of Section 3:251 of the Dutch Civil Code, in order to recover the proceeds thereof.

8.2 The share transfer restrictions (also referred to as:'blocking clause') contained in the articles of association of the Company shall apply to the transfer of the shares included in the Pledged Assets by the Pledgee, it being understood that the Pledgee shall exercise all of the Pledgor's rights relevant to the alienation and transfer of such shares, and that the Pledgee shall fulfil the Pledgor's obligations relevant thereto.

8.3 In the event the Pledgee levies execution of the Right of Pledge, the Pledgee shall, following payment of the execution costs from the proceeds, allocate the net proceeds to fulfil the Secured Obligations.

8.4 The Pledgee does not bear the obligations referred to in Sections 3:249 and 3:252 of the Dutch Civil Code towards others other than the Pledgor.

Article 9. Power of attorney from the Pledgor.

The Pledgor hereby grants an irrevocable power of attorney to the Pledgee to carry out all acts relating to this deed, and to perform all acts, and to prepare and execute all further documents which the Pledgee shall reasonably deem necessary in view of the performance of the obligations resulting for the Pledgor from this deed.

Article 10. Final provisions.

10.1 All costs connected to the establishing of the Right of Pledge, including the costs for drawing up this deed, are for the account of the Pledgor.

10.2 The Pledgor has declared that, during the term of the Right of Pledge, the Company and any debtor of Pledged Assets resulting from rights towards other parties other than the Company shall refer judgements on any factual or legal disagreements to the Pledgee, until such disagreement has been otherwise judged by a final decision of a court of law, or in arbitration, or by way of binding advice.

[10.3 As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with his accounts shall constitute full proof, subject to proof to the contrary, it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorized to exercise his right of execution, with due observance of the obligation of the Pledgee to pay over all which afterwards would appear to have been received by him in excess of his rights.]

10.4 The Pledgee shall at all times be authorized to make such statements to third parties as the Pledgee, in view of his interests related to the Secured Obligations, the Pledged Assets and the terms under which the Right of Pledge is established, may reasonably deem necessary.

10.5 The Right of Pledge, including all provisions of this deed, shall be governed by the laws of the Netherlands.

10.6 All disputes relating to the Right of Pledge shall be submitted exclusively to the competent court of law in Amsterdam.

10.7 The Pledgee shall be entitled to terminate ('opzeggen') the Right of Pledge in whole or in part. Termination shall be effectuated by a written notification to that effect by the Pledgee to the Pledgor. The Pledgee shall inform the Company and any debtor the Pledged Assets resulting from rights towards any party other than the Company, included in the Pledged Assets, of the termination in writing.

FINALLY THE APPEARER ACTING ON BEHALF OF THE COMPANY, HAS DECLARED:

a. the establishing of the Right of Pledge is hereby acknowledged by the Company;

b. the Company has been informed of the provisions under which the Right of Pledge is established, and shall fully cooperate with the implementation thereof;

c. no facts or circumstances are known to the Company, which in any way are inconsistent with the warranties and declarations of the Pledgor stated in this deed;

d. the Company will abstain form any acts with the result that the warranties and declarations of the Pledgor stated in this deed will be void at the Completion Date or the Stop Date, whichever is the earliest date;

e. the Company shall register in its register of shareholders that the Shares are encumbered with a first priority right of pledge in favour of the Pledgee, stating whether the voting rights attributable to the Shares accrue to the Pledgor or the Pledgee, and to whom, the Pledgor and Pledgee, the rights accrue, which the law attributes to holders of depositary receipts of shares in the capital of a company which are issued with its cooperation;

f. the Company shall register in its register of shareholders, after an acquisition by the Pledgor of any shares to which the Pledgor is not entitled at present that the shares concerned have been encumbered with a first right of pledge in favour of the Pledgee, stating whether the voting rights attributable to such shares accrue to the Pledgor or the Pledgee, and to whom, the Pledgor or the Pledgee, the rights accrue, which the law attributes to holders of depositary receipts of shares in the capital of a company which are issued with its cooperation;

g. all resolutions and approvals required from the Company for establishing a first priority right of pledge on the shares included in the pledged Assets by the Pledgor in favour of the Pledgee under the provisions contained in this deed, have been adopted and received respectively.

The appearer is known to me, civil law notary.
______________________________________________________ THIS DEED,
drawn up to be kept in the civil law notary's custody was executed in Amsterdam on the date first above written.

Before reading out, a concise summary of the contents of this deed was given to the appearer. He then declared that he had taken note of the contents thereof and did not require the complete deed to be read to him. Thereupon, after partial reading, this deed was signed by the appearer and by me, civil law notary.

SCHEDULE E
----------

                  Terms and conditions of a Third Party Sale

The following shall apply as terms and conditions of the Third Party Sale.

UPC explicity agrees that NUON shall exercise its first right of pledge on the UPC Shares and the NUON Shares in the event of a Breach in accordance with the following, subject solely, to the extent required, to the authorisation of the President of the District Court in accordance with article 3: 251 of the Dutch Civil Code. In that context and for the avoidance of doubt, UPC also wishes to declare that in the event of a Breach, it would prefer execution of the first right of pledge on the NUON Shares and the UPC Shares in accordance with the following terms and conditions rather than a public sale in accordance with article 3: 250 of the Dutch Civil Code.


1. NUON will appoint an investment bank of international repute (the []Investment Bank[]) to prepare a report setting forth the Investment Bank[]s determination of the value of UTH in a Third Party Sale procedure, based on an arm[]s length transaction between a willing buyer and a willing seller regarding UTH as a going concern, taking all then existing facts and expectations into account, determined by applying generally accepted commercial principles and making use of forecasts as to profitability of UTH, if available, which have been prepared on a prudent basis, making use of the most reasonable assumptions which can be made under the circumstances (this value being the []UTH Fair Market Value[]. The report of the Investment Bank shall also set forth the Investment Banks advice on the best way to obtain the UTH Fair Market Value, based on the knowledge of the Investment Bank of the situation in the relevant market and of the strategies and possibilities of the relevant potential buyers. This advice may include scenarios like selling UTH in different parts to different buyers or any other scenario

2. NUON, UPC and UTH will procure that the Investment Bank will have access to all relevant information within UTH, its subsidiaries, UPC, NUON, and their subsidiaries, to enable the Investment Bank to perform its duties.

3. NUON will instruct the Investment Bank to organise the Third Party Sale in accordance with its advice and will instruct the Investment Bank to obtain the determined UTH Fair Market Value.

4. NUON nor, as the case may be, its affiliates, shall be prevented from being a buyer in the Third Party Sale procedure.

5. The Investment Bank will lead the Third Party Sale in a customary way, without prejudice to the right of NUON to appoint another investment bank in case the firstly selected Investment Bank does not perform due and timely according to its obligations.

6. The costs, expenses and fees of the Investment Banks will first be paid from the proceeds of the Third Party Sale. The remaining proceeds will be held in escrow by the Investment Bank to ensure that from these remaining proceeds first will be paid to NUON all remaining payments under the Agreement.

7. The arrangement with any of the Investment Banks will be against terms and conditions (including fees) customarily found in transactions of this type.

8. The Third Party Sale shall respect any rights of first refusal or similar preemption rights of third parties with respect to the NUON Shares and the UPC Shares and, as the case may be, any shares in the capital of UTH's affiliated companies, directly or indirectly being the subject of the Third Party Sale, including but not limited to the A2000 Joint Venture Agreement between UTH and MediaOne International B.V.

                                  SCHEDULE F
                                  ----------

                             Completion Arrangements

At Completion:

NUON

1.1   NUON shall deliver to UPC such as the following as UPC may require:

      (a) an extract of the minutes of a duly held meeting of the Supervisory Board of NUON authorizing the execution by NUON of this Agreement (such extract being certified as correct by the Company Secretary of NUON);

      (b) resignation letters of board members nominated by NUON, to the extent specifically required pursuant to the Agreement;

      (c) resignation letters of supervisory board members nominated by NUON, to the extent specifically required pursuant to the Agreement;

      (d) NUON shall pay the compensation owed to UTH in relation to telecom services provided to it as of 1 January 1998 until Completion Date. With respect to the period January 1, 1999 until the Completion Date, a reasonable estimate will be agreed.

UPC

      1.2   UPC shall:

      (a) deliver to NUON a copy of the resolution of the directors of UPC which authorised the purchase of the NUON Shares for the consideration and upon the terms set out in this Agreement (such copy being certified as correct by the Company Secretary of UPC);

      (b) pay the Initial Payment in Cash and the Payment in Shares, or as the case may be, the First Fallback Payment, against receipt of payment confirmation by NUON.

UTH

1.3 UTH shall pay the compensation owed to NUON in relation to the management services provided pursuant to the Management Services Agreement as of 1 January 1998 until Completion Date. With respect to the period January 1, 1999 until the Completion Date, a reasonable estimate will be agreed.

NUON and UPC

1.4 The transfer of the NUON Shares shall be effected by means of a notarial deed of transfer, to be executed by Mr Gerbrand W. Chr. Visser, civil law notary in Amsterdam, or his substitute, and shall be reflected in UTH's shareholders' register.

                                  SCHEDULE G
                                  ----------

1. UTH will be a preferred supplier to the Nuon Companies for all telecom services UTH can timely supply, including, but not limited to, voice telephony, (broadband) internet and datacommunication.

2. UTH will supply these services to the Nuon Companies on normal market conditions, these conditions being no less favourable than conditions the Nuon Companies would obtain for the same or comparable services with other large telecom operators such as KPN Telecom, Telfort, Dutchtone, Versatel etc. Any dispute about these conditions will be resolved by arbitrage.

3. In case it is established that UTH can not (in a reasonably timely manner) supply telecom services required by the Nuon Companies, the Nuon Companies are free to choose whichever supplier they may consider best for the telecom services concerned.

4. The Nuon Companies and UTH will enter into separate Service Level Agreements, describing more in detail the terms and conditions for existing and/or new services and replacing all existing SLA[]s to the extent these SLA's do not comply with the normal market conditions pursuant to clause 2 of this Schedule G. The Nuon Companies and UTH will use their best endeavours to complete these new SLA[]s within three months from the date of signing of this Agreement.

5. Nuon may elect to have this agreement about UTH being a preferred supplier to the Nuon Companies also applying to part of or the total of any new group of companies of which Nuon would be a subsidiary.

6. The preferred suppliership of UTH is in principle entered into for a period ending on 31 December 2007, provided that it will terminate on the same day that Nuon[]s preferred suppliership to UPC and UPC[]s subsidiaries for energy and energy related services (referred to in Schedule J) will have been terminated by UPC.

     SCHEDULE H
     ----------
                    Changes in corporate governance of UTH


1. As of the date of signing of the Agreement, the following changes in corporate governance will be effective for the period until Completion:


     (A) As of February 15, 1999, Mr. Hetterschijt will step down as CEO of UTH and as of the same date Mr. Koning will be appointed as CEO of UTH on the basis of a joint nomination. Shareholders will confirm this in a formal resolution no later than January 30, 1999. Public announcement to the employees of the company and to the outside world to be carefully drafted and to be pre-agreed by UPC and NUON.

     (B) the number of members of the Board of Management will not be changed, but until Completion the positions of CEO and COO will be exercised by the same person, being Mr. Koning. Without any prejudice to UPC[]s existing nomination rights, UPC will therefore until Completion not nominate new candidates for the position of COO. Binding commitments on behalf of UTH or any of its subsidiaries can therefore, in the mean time, only be entered into by the CEO/COO and the CFO jointly, except for authority given to other representatives of UTH on the basis of a proxy schedule approved by a Qualified Supervisory Board Resolution (pursuant to art. 4.11.h of the Shareholders[] Agreement UTH).

     (C) NUON will nominate Mr. Hetterschijt as a member of the Supervisory Board of UTH, replacing Mr. Swelheim and also as Chairman, as of February 15, 1999. UPC will agree with the Shareholders[] resolution confirming these appointments.

     (D) NUON will have the right to require that Mr. Hetterschijt, acting as Supervisory Board member and Chairman, will be appointed by the Supervisory Board as []gedelegeerd commissaris[] and therefore be charged with the responsibility to keep a close contact on behalf of the Supervisory Board with the members of the Board of Management. Similarly UPC has the right to require such same responsibility as []gedelegeerd commissaris[] for Mr. J. Timothy Bryan.

     (E) NUON also will have the right, based on article 22.7 of the articles of association of UTH, to require that the Supervisory Board will decide that Mr. Hetterschijt, as SB member and Chairman, will be more specifically charged with the following tasks: (i) mergers, acquisitions, joint ventures in the Netherlands; (ii) issues relating to human resources, labour agreements, contacts with Works Council, hiring key employees etc.; (iii) strategic issues and (potential) changes of the Initial Business Plan. UPC will similarly have the right to require that Mr. Bryan be charged with the following tasks:
          (i) financial issues; (ii) operational planning, control, budgeting, reporting; (iii) the implementation of new services as agreed in the Business Plan and the implementation of new IT systems. Both NUON and UPC will agree with the []reglement[] for this matter.


2. Pursuant to subclause 9.1 (iii) of the Agreement, the Shareholders[] Agreement, including all provisions with respect to NUON[]s rights regarding the corporate governance of UTH, and including the provisions sub 1 of this Schedule, shall be deemed terminated as of the Completion Date, after which date only the provisions set forth sub 3 of this Schedule will apply.

3. Notwithstanding the rights of NUON as pledge holder, and although NUON no longer is a shareholder in UTH and the Shareholders[] Agreement shall be deemed terminated, NUON will, as of the Completion Date have the right to nominate one member of the supervisory board of UTH, until such moment that the Purchase Price is fully received by NUON and UPC and UIH have due and timely performed all their other obligations under the Agreement, and UPC shall appoint such person nominated by NUON as member of the Supervisory Board. During such same period NUON may elect this member of the supervisory board to be the Chairman of the board and/or []gedelegeerd commissaris[] unless this would not reasonably be necessary in order to serve the protection of NUON's interests as major creditor of UPC and pledge holder.

4. If a formal resolution of the Supervisory Board or a Shareholders[] Resolution is required to confirm one or more of the provisions in this Schedule, all of UTH, UPC and NUON will fully co-operate with the execution of such resolutions and will instruct their current and future members of the Supervisory Board and their representatives in a meeting of Shareholders to co-operate.

                                  SCHEDULE I
                                  ----------

As of Completion Date, the following shall apply to the employment and employment conditions of the persons formerly employed by NUON and seconded to any of the companies that were contributed to UTH pursuant to the Acquisition Agreement (the "Former NUON Employees"):

A. UTH shall (continue to) fully honour the guarantees and obligations hereinafter mentioned.

B. UPC and UTH shall not make any changes in the legal or organisational structure of UTH or any other changes, which could affect the guarantees and obligations set out herein.

C. the employment and employment conditions of the Former NUON Employees are guaranteed by UTH in the sense that (i) UTH has assumed the position as their employer from NUON as of August 6, 1998, and (ii) UTH has provided certain guarantees to each Former NUON Employee in accordance with the attached letter dated 25 September 1998.

D. UPC and UTH shall indemnify and hold harmless NUON for any claims of the Former NUON Employees originated in the period such Former NUON Employees were employed in the business and the companies contributed by NUON to UTH pursuant to the Acquisition Agreement.

E.    1.    UTH will apply the so called BIKAT collective labour agreement as of the Completion Date or, as the case may be, the Stop Date, whichever is the earlier, and for the first 2 to 3 years as the new collective labour agreement for at least the Former NUON Employees.

      2. After expiration of this []first 2 to 3 years[] period UTH is again, and will be as long as there are Former NUON Employees that have not accepted any new set of employment conditions pursuant to sub 3, allowed, and only allowed, to replace the existing employment conditions for the former Nuon employees by a new collective labour agreement to be agreed with the relevant trade unions.

      3. UTH is only on the basis of a collective agreement with the relevant trade unions allowed to offer to Former NUON Employees the alternative to exchange the existing employment conditions for a new set of employment conditions, whether or not combined with individual compensation in whatever form. UTH and UPC will refrain from using any undue pressure on individuals to persuade them to agree with such an exchange.

      4. UTH will always maintain a minimum level of []medezeggenschap[] within its group similar to the level provided by the []Wet op de ondernemingsraden[] as it may read from time to time. This obligation for UTH will exist no matter what legal structure or organisational structure will be in place, and no matter of any other changes in corporate governance or whatever.

F. In the event of a sale and transfer by UPC of any of its shares in UTH to a third party, UPC shall cause such third party (and any successor thereof through a perpetual clause ('kettingbeding') to agree and acknowledge that it shall be bound to all the terms, obligations and guarantees provided for in this Schedule with respect to the Former NUON Employees. In the event of a sale and transfer by UTH of (part of) its business or assets, to a third party, UPC and UTH shall cause such third party (and any successor thereof through a perpetual clause ('kettingbeding')) to agree and acknowledge that it shall be bound to all the terms, obligations and guarantees provided for in this Schedule with respect to the Former NUON Employees that are transferred together with such (part of) its business or assets.

G. The obligations and guarantees of this Schedule are irrevocably ("onherroepelijk") and for nothing ("om niet") stipulated by NUON on behalf of the Former NUON Employees.

      UTH shall within ten (10) Business Days from the Completion Date fully inform in writing all of the Former NUON Employees:

      (i) of the terms, guarantees and obligations provided for in this Schedule;

      (ii) that such terms, guarantees and obligations are stipulated by NUON on their behalf;

      (iii) that such terms, guarantees and obligations shall be deemed to have retroactive effect as of 8 August 1998;

      (iv) that such terms, guarantees and obligations shall be deemed accepted by such Former NUON Employee unless immediately (i.e within five (5) Business Days from receipt) rejected in writing;

      (v) that such acceptance shall constitute a right of each individual Former NUON Employee vis-a-vis UTH that may be exercised directly against UTH and, as the case may be, against UPC.

SCHEDULE J
----------

                  Nuon[]s preferred suppliership for energy and energy related services to UPC and its affiliates

The following shall apply to NUON[]s preferred suppliership for energy and energy related services to UPC and its affiliates:

A. As of Completion Date NUON, UPC and UTH will enter into an agreement (the []Energy Services Agreement[] or []ESA[]), replacing the existing Management Services Agreement between UTH and Nuon of August 6, 1998, and replacing article 15 of the Shareholders[] Agreement of that same date, and replacing article 15 of the Option Agreement of that same date.

The new ESA will be substantially in the form as follows:


Article 1- Definitions
----------------------

In this Agreement the following words and phrases shall have meanings as defined hereunder, unless the context clearly requires otherwise.

(a) []Associated Company[]:  shall mean any company or other legal entity, present or future, in which NUON, UPC, or UTH as the context may require, owns or controls, directly or indirectly fifty (50) per cent or more of the issued share capital, however, any such company shall be deemed to be an Associated Company only for as long such ownership or control exists.

(b) []Business[]             The provision by UPC, UTH or their Associated
                             Companies of point-to-(multi)point
                             telecommunication services, including but not limited to hybrid fiber coax (voice) telephony, data transmission, internet services, video communication, video on demand and pay-per-view services through the Systems.

(c) []Systems[]              shall mean the broadband cable and wirebound
                             networks owned or operated by UPC, UTH or their Associated Companies.

(d) []Utility Services[]     shall mean the services for which NUON will be
                             preferred supplier to and through UPC and UTH and which services are set forth in this Agreement.

(e) []Joint Activities[]     shall mean those activities where both UPC or UTH
                             will co-operate with NUON in certain areas of marketing, sales or other, which areas are set forth in this Agreement.

(f) []Party[]                shall mean a party to this Agreement.


Article 2 - Basic undertakings
------------------------------

(a) In order to provide to NUON the opportunity to further develop and expand its activities, UTH and UPC agree to grant to NUON the position of preferred supplier of energy/water and energy/water related services to UPC, UTH and their Associated Companies (UPC, UTH and their Associated Companies hereinafter collectively referred to as the []Serviced Companies[]), and also through the Services Companies with the use of a right of access to the networks, systems, customer base and other elements of the Systems of the Serviced Companies, which services are detailed further below in article 3 and which are collectively referred to as []Utility Services[].

(b) In order to realise certain advantages for one or both of the Parties, NUON and UTH have agreed to co-operate in certain areas of marketing, sales or other, which areas are detailed further below in article 4 and which are collectively referred to as the areas of []Joint Activities[].

Article 3 - The Utility Services
--------------------------------

UTH and UPC recognise that NUON wants to establish a leading position as energy (services) provider in the Netherlands, and in Europe, and specifically wants to focus on exploring all possible (synergy) advantages of the combination of energy and telecommunication. From time to time as reasonably requested by NUON, the Serviced Companies shall provide Utility Services to NUON with respect to the matters described below:

(a) UPC and UTH will allow NUON, or an Associated Company of NUON, to add energy services or energy related services (including home care, home security and similar services) to the portfolio of services of the Serviced Companies, by means of giving NUON or its Associated Company a right to access the networks, systems, customer base and other elements of the Systems of the Serviced Companies and/or by means of adding the NUON service(s), or those of its Associated Companies, to the service offer of the Serviced Companies and facilitating the NUON service(s), or those of its Associated Companies, to the extent possible without a material negative impact on their Business which NUON would not be ready to compensate for.

(b) UTH shall support NUON, or its Associated Companies, with the development of telecommunication platforms, like for high speed internet services, suited for market development of energy (related) services by NUON in the Netherlands; UTH recognises that NUON wants to give special care to creating a modern interactive platform, using modern (high speed) internet techniques.

(c) the Serviced Companies shall offer NUON, or any Associated Company of NUON, the right to be their preferred supplier for all energy needed for their operations and Systems inside or outside the Netherlands to the extent that current or future legislation allows or will allow NUON to be a nation-wide (with respect to the Netherlands) or Europe-wide energy (service) provider. NUON[]s offer has to be at market conditions, including timely delivery.

Article 4 - The Joint Activities
--------------------------------

NUON and UTH have agreed to co-operate in the following areas of marketing, sales or other:

(a) combining the call center(s) of UTH with NUON[]s call center(s); UTH can elect to terminate this part of the co-operation, that has already been effected in Arnhem, on condition that agreement is reached on a reasonable allocation of the costs related to such termination between NUON and UTH.;

(b) if mutually beneficial: combine strategies of acquiring cable and energy companies in the Netherlands;

(c) combining offers of services of UTH or NUON to customers to create an attractive package or realise economies of scale/scope;

(d) combine promotions, sponsoring activities, marketing efforts to realise a maximum of potential synergy advantages;

(e) each Party to open for the other Party, to the extent legally possible, its customer database and sales infrastructure for purposes like direct mail, billing, product packaging, joined promotion and other activities to facilitate marketing and sales.

Article 5 - Taxes
-----------------

The taxes, stamp duties and similar charges arising out of the signing, execution and operation of this Agreement shall be borne by UTH, with the exception of taxes which can be claimed back or credited against tax by NUON in accordance with applicable laws and regulations, which shall be chargeable to NUON.

Article 6 - Term and termination
--------------------------------

(1) This Agreement is in principle entered into for a period ending on 31 December 2007, but will terminate on the same day that NUON terminates UTH's preferred suppliership to the NUON Group for telecom services in accordance with Schedule G.

(2) Notwithstanding paragraph (1) above a Party may terminate this Agreement if the other Party shall enter into liquidation (other than voluntary liquidation for the purposes of reconstruction or reorganisation) or if it makes any composition with its creditors, or if a receiver, administrator, trustee or liquidator shall be appointed over all or substantially all of the assets and/or undertaking of that other Party.

(3) NUON shall be entitled to terminate this Agreement by giving written notice to the other Parties, subject to a notice period of three months.

Article 7 - Rights on termination
---------------------------------

Any termination of this Agreement shall not relieve either Party from any payments or other obligations due and owing to the other Party at the date of termination.

Article 8 - Waiver
------------------

The waiver by either Party of any right hereunder or failure to perform or breach by the other Party shall not be deemed as a waiver for the future of any other right hereunder or of any other breach or failure by the other Party whether of the same or a similar nature or otherwise.

Article 9 - Variation
---------------------

No modification or variation to this Agreement shall be valid unless made in writing and signed by both Parties.

Article 10 - No agency
----------------------

Nothing in this Agreement shall be construed to mean that either Party is the partner or agent of the other Party, and neither of the Parties shall in any way incur any obligation on behalf of the other.

Article 11 - Assignment
-----------------------

This Agreement shall be personal to the Parties and shall not be assigned without the consent of the other. NUON however will have the right to assign this Agreement to part of or the total of any new group of companies (the []New Group[]) of which NUON would be an Associated Company, subject to NUON also allowing UTH to be preferred supplier to the New Group for telecommunication services, pursuant to subclause 10.2 of the Share Purchase Agreement of 15 January 1999 between UPC, UTH and NUON.

Article 12 - Severability
-------------------------

Should any of the terms of this Agreement be or become fully or partially invalid, for example because of the application of national or European competition rules, the legal validity of this Agreement shall not be affected thereby. This applies also to any possible omission which maybe found in this Agreement. In such cases, this Agreement shall be supplemented with a provision upon which both Parties shall mutually agree, in keeping with the sense and purpose of this Agreement.

Article 13 - Entire agreement
-----------------------------

This Agreement constitutes the entire understanding between the Parties as to the subject matter of this Agreement and supersedes any and all previous discussions, documents and agreements.

Article 14 - Choice of law
--------------------------

This Agreement shall be construed in accordance with the laws of the Netherlands and each of the Parties agrees to submit to the jurisdiction of the courts of the Netherlands.